Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2021 Fourth-Quarter and Full-Year Results

and Issues Fiscal-Year 2022 Guidance

CHARLOTTE, N.C., August 17, 2021—Premier, Inc. (NASDAQ: PINC) today reported financial results for the fiscal-year 2021 fourth quarter and full year ended June 30, 2021 and issued its fiscal-year 2022 financial guidance.

“We are pleased with our fourth quarter performance which reflects another quarter of solid execution,” said Michael J. Alkire, Premier’s president and CEO. “In addition, I am so proud of our employees who continue to work tirelessly to support each other, our members and other customers in a challenging and dynamic environment. We are committed to providing innovative, technology-based solutions to help drive better healthcare quality, lower costs and a more resilient supply chain.”

Fiscal Fourth Quarter 2021 and Recent Highlights

(Financial comparisons are for fiscal fourth quarter of 2021 vs. fiscal fourth quarter of 2020)

•	GAAP net revenue increased 40% to $481.5 million from $342.8 million a year ago.

–	Supply Chain Services segment revenue increased 51% to $389.7 million from $258.4 million a year ago.

–	Performance Services segment revenue increased 9% to $91.8 million from $84.3 million a year ago.

•	GAAP net income of $50.7 million decreased from $55.4 million a year ago.

•	GAAP diluted earnings per share (EPS) of $0.41 increased from a net loss of $0.31 per share a year ago.

•	Adjusted EBITDA* of $116.5 million decreased 3% from $119.5 million.

•	Adjusted net income* of $74.0 million increased 4% from $71.4 million a year ago and adjusted EPS* increased 3% to $0.60 from $0.58 a year ago.

•

For the fiscal year ended June 30, 2021, the company generated cash flow from operations of $407.4 million. Free cash flow* for the fiscal year was $240.3 million and represented 51% of full-year adjusted EBITDA.

•	On May 1, 2021, Michael J. Alkire assumed the chief executive officer role at Premier.

•

On August 5, 2021, Premier’s Board of Directors authorized a $250 million stock repurchase program and increased the company’s quarterly cash dividend to $0.20 per share, which is payable on September 15, 2021, to stockholders of record as of September 1, 2021.

•

Premier recently launched a new brand for its technology and services platform, called “PINC AI™”, reflecting the company’s strategy to provide comprehensive solutions that leverage innovative technologies and services that help deliver improved healthcare quality and outcomes and lower costs.

•

Premier was honored for its commitment to creating an engaged workforce through many of its employee-centered programs with the Achiever’s annual “50 Most Engaged Workplaces” award. The company was also recognized for the outstanding contributions and achievements of its employee resource groups (ERG) with the 2021 Diversity Impact Awards™ “Top 10 Enterprise-Wide ERG Award” as well as “Executive Sponsor of the Year” by the Global ERG Network in August 2021.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal 2021 Fourth-Quarter and Full-Year Financial Highlights and Results of Operations

Consolidated Financial Highlights
	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2021	2020	% Change	2021	2020	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$148,163	$152,027	(3)%	$572,700	$670,593	(15)%
Other services and support	8,504	3,786	125%	26,812	12,225	119%

Services	156,667	155,813	1%	599,512	682,818	(12)%
Products	233,042	102,601	127%	744,122	269,945	176%

Total Supply Chain Services	389,709	258,414	51%	1,343,634	952,763	41%
Performance Services	91,806	84,339	9%	377,518	346,829	9%

Total	$481,515	$342,753	40%	$1,721,152	$1,299,592	32%

Net income from continuing operations	$50,708	$55,400	(8)%	$304,584	$291,126	5%
Net income (loss) from continuing operations attributable to stockholders	$49,549	$(22,143)	324%	$260,837	$598,119	(56)%
Adjusted net income (loss) from continuing operations	$49,549	$(22,143)	324%	$260,837	$250,972	4%
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$128,330	$123,216	4%	$467,868	$570,298	(18)%
Performance Services	22,550	26,305	(14)%	132,225	111,282	19%

Total segment adjusted EBITDA	150,880	149,521	1%	600,093	681,580	(12)%
Corporate	(34,418)	(30,031)	15%	(126,863)	(117,540)	8%

Total	$116,462	$119,490	(3)%	$473,230	$564,040	(16)%

Adjusted net income	$73,951	$71,350	4%	$305,974	$337,018	(9)%

Adjusted earnings per share	$0.60	$0.58	3%	$2.48	$2.73	(9)%

* Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2022 Outlook and Guidance

The statements in this section are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in the company’s other filings with the SEC.

Based on Premier’s current outlook, and the realization of the assumptions discussed below in all material respects, Premier has established the following financial guidance ranges for fiscal year 2022. The company expects total net revenue to be in the range of $1.32 billion to $1.43 billion, adjusted EBITDA to be in the range of $483 million to $500 million, and adjusted EPS to be in the range of $2.50 to $2.60.

The company also reiterated that, adjusted for the impact of the COVID-19 pandemic, beginning in fiscal year 2022, it expects to target a multi-year, compound annual growth rate in the mid-to-high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS.

Refer to the table below for specific fiscal 2022 guidance metrics and related footnotes. In addition, refer to the “Premier’s Use and Definition of Non-GAAP Numbers” and “Premier’s Use of Forward-Looking Non-GAAP Measures” at the end of this release for descriptions of consolidated and adjusted (non-GAAP) financial measures.

Guidance Metric	Fiscal 2022 Guidance Range (as of August 17, 2021)
Segment Net Revenue:
Supply Chain Services	$925 million to $1.01 billion
Performance Services	$395 million to $420 million

Total Net Revenue	$1.32 billion to $1.43 billion

Adjusted EBITDA	$483 million to $500 million

Adjusted EPS	$2.50 to $2.60

Fiscal 2022 guidance assumes the realization of the following key assumptions:

•	Net administrative fees revenue of $570 million to $590 million

•	Direct sourcing products revenue of $350 million to $390 million

•	Net revenue available under contract that represents approximately 86% to 93% of the fiscal 2022 guidance range

•	Capital expenditures of $100 million to $110 million

•	Effective tax rate (ETR) of 23% (ETR increased from 22% in fiscal 2021)

•	Free cash flow approximating 35% to 50% of adjusted EBITDA

•

Per-share guidance does not include the impact of share repurchases under the previously authorized $250 million stock repurchase plan. The timing and amount of any share repurchases will be determined by management based on market conditions, share price and other factors.

•	Does not include the effect of any potential future significant acquisitions

*

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended June 30, 2021

(As compared with the three months ended June 30, 2020)

GAAP net revenue of $481.5 million increased 40% from $342.8 million for the same period a year ago.

GAAP net income from continuing operations of $50.7 million decreased 8% from $55.4 million a year ago primarily related to an increase in selling, general and administrative expenses associated with an increase in headcount to support anticipated growth, lower net administrative fees revenue primarily as a result of the amended GPO agreements partially offset by a less significant impact from the COVID-19 pandemic compared to the prior year, as well as an increase in the loss on certain put and call rights in the current period associated with Premier’s minority investment in FFF Enterprises. These decreases were partially offset by an increase in products revenue and an increase in equity in net income of unconsolidated affiliates related to the performance of certain minority investments.

Adjusted EBITDA of $116.5 million decreased 3% from $119.5 million for the same period a year ago.

Adjusted net income of $74.0 million increased 4% from $71.4 million for the same period a year ago. Adjusted earnings per share increased 3% to $0.60 from $0.58 for the same period a year ago.

Segment Results

(For the fiscal fourth quarter of 2021 as compared with the fiscal fourth quarter of 2020)

Supply Chain Services

Supply Chain Services segment net revenue of $389.7 million increased 51% from $258.4 million for the same quarter a year ago.

Net administrative fees revenue of $148.2 million decreased $3.8 million, or 3%, from $152.0 million a year ago, primarily due to the amended GPO agreements which was partially offset by a less significant impact from the COVID-19 pandemic compared to the prior year period as well as the addition of new members and further penetration of existing member spend in the current year period.

Products revenue of $233.0 million increased $130.4 million, or 127%, from $102.6 million a year ago, primarily driven by growth in ongoing demand for commodity products as a result of the nature and duration of the COVID-19 pandemic.

Segment adjusted EBITDA of $128.3 million increased 4% from $123.2 million for the same period a year ago, primarily as a result of increased profitability associated with the direct sourcing and supply chain co-management businesses, partially offset by the previously mentioned decline in net administrative fees revenue.

Performance Services

Performance Services segment net revenue of $91.8 million increased 9% from $84.3 million for the same quarter a year ago, primarily driven by growth in the Contigo Health business and incremental revenue from Health Design Plus, acquired in May 2020, as well as growth in the consulting business.

Segment adjusted EBITDA of $22.6 million decreased 14% from $26.3 million for the same period a year ago due to the timing and recognition of revenue throughout the fiscal year as well as increased selling, general and administrative expense primarily related to additional headcount to support growth in Contigo Health and the technology business as well as incremental expense related to Remitra.

Results of Operations for the Year Ended June 30, 2021

(As compared with the year ended June 30, 2020)

GAAP net revenue of $1,721.2 million increased 32% from $1,299.6 million in fiscal 2020.

GAAP net income from continuing operations was $304.6 million, an increase of 5%, compared with $291.1 million for the year ago period. In accordance with GAAP, fiscal 2021 and 2020 twelve-month net income attributable to stockholders includes non-cash adjustments of $(26.7) million and $468.3 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. The adjustment for twelve months ended June 30, 2021 reflects the change in the redemption value of limited partners’ Class B common unit ownership for the period from July 1, 2020 through July 31, 2020, due to the Board of Directors being comprised of a majority of independent directors on July 31, 2020. As a result, Premier will no longer make this adjustment in subsequent periods.

After the previously mentioned non-cash adjustments, the company reported net income attributable to stockholders of $260.8 million compared with net income of $598.1 million a year ago. On a diluted per share basis, net income was $2.22 compared with $2.03 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Adjusted EBITDA of $473.2 million decreased 16% from $564.0 million in fiscal 2020. Adjusted net income of $306.0 million decreased 9% from $337.0 million in fiscal 2020. Adjusted earnings per share decreased 9% to $2.48 from $2.73 for the same period a year ago.

Supply Chain Services segment net revenue of $1,343.6 million increased 41% from $952.8 million in fiscal 2020. Supply Chain Services segment adjusted EBITDA of $467.9 million decreased 18% from $570.3 million for the same period a year ago.

Performance Services segment net revenue of $377.5 million increased 9% from $346.8 million in fiscal 2020. Performance Services segment adjusted EBITDA of $132.2 million increased 19% from $111.3 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities for the year ended June 30, 2021 was $407.4 million compared with $339.9 million for the same period last year. The increase was primarily due to the year-over-year impact of the prior year payment of the Acurity prepaid contract administrative fee share in connection with the prior year acquisition of Acurity. The increase was partially offset by increases in working capital associated with growth in purchases of PPE related to the COVID-19 pandemic and lower net administrative fees revenue as a result of the amended GPO agreements.

Net cash used in investing activities and net cash used in financing activities for the year ended June 30, 2021 were $174.6 million and $203.0 million, respectively. At June 30, 2021, cash and cash equivalents were $129.1 million compared with $99.3 million at June 30, 2020, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $75.0 million, all of which was repaid during the first quarter of fiscal 2022.

Free cash flow for the year ended June 30, 2021 was $240.3 million compared with $266.5 million for the same period a year ago. The decrease was primarily due to payments to former limited partners of Premier LP in connection with the termination of the Tax Receivable Agreement as part of the company’s restructure in August 2020. These factors were partially offset by the elimination of tax distributions to limited partners also as a result of the restructure.

Conference Call

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and providing conference ID number 8077155:

Domestic participant dial-in number (toll-free):	(844) 296-7719
International participant dial-in number:	(574) 990-1041

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 225,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube and Instagram for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income (historically referred to as “adjusted fully distributed net income”), adjusted earnings per share (historically referred to as “adjusted fully distributed earnings per share”), and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common units and corresponding Class B common stock into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

Non-Recurring Items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition and disposition related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted Net Income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic and financial restructuring expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted Earnings per Share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and TRA payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Acceleration Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2021 expected to be filed with the Securities and Exchange Commission (“SEC”) shortly.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to the timing and continuing impact of COVID-19, the ability to execute our strategy in both of our business segments and drive long-term, sustainable growth and value to all our stakeholders, our ability to develop and incorporate artificial intelligence into our solutions, the payment of dividends at current levels, or at all, the timing and number of shares repurchased, if any, under our share repurchase approval, and the statements under the heading “Fiscal 2022 Outlook and Guidance” and the assumptions underlying fiscal 2022 guidance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2021, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net revenue:
Net administrative fees	$148,163	$152,027	$572,700	$670,593
Other services and support	100,310	88,125	404,330	359,054

Services	248,473	240,152	977,030	1,029,647
Products	233,042	102,601	744,122	269,945

Net revenue	481,515	342,753	1,721,152	1,299,592
Cost of revenue:
Services	44,921	44,310	170,773	188,275
Products	216,759	94,101	713,045	244,516

Cost of revenue	261,680	138,411	883,818	432,791

Gross profit	219,835	204,342	837,334	866,801
Other operating income:
Remeasurement of tax receivable agreement liabilities	—	—	—	24,584

Other operating income	—	—	—	24,584

Operating expenses:
Selling, general and administrative	143,873	119,964	532,326	459,859
Research and development	1,325	568	3,338	2,376
Amortization of purchased intangible assets	10,889	16,582	44,753	55,530

Operating expenses	156,087	137,114	580,417	517,765

Operating income	63,748	67,228	256,917	373,620

Equity in net income of unconsolidated affiliates	5,050	1,499	21,073	12,537
Interest expense and investment loss, net	(3,222)	(1,464)	(11,964)	(11,313)
(Loss) gain on FFF put and call rights	(5,731)	(3,787)	(27,352)	4,690
Other income	1,800	6,149	11,967	4,153

Other (expense) income, net	(2,103)	2,397	(6,276)	10,067

Income before income taxes	61,645	69,625	250,641	383,687
Income tax expense (benefit)	10,937	14,225	(53,943)	92,561

Net income from continuing operations	50,708	55,400	304,584	291,126
Income from discontinued operations, net of tax	—	45	—	1,054

Net income	50,708	55,445	304,584	292,180
Net income from continuing operations attributable to non-controlling interest	(1,159)	(29,129)	(17,062)	(161,318)
Net income loss from discontinued operations attributable to non-controlling interest	—	(18)	—	(498)

Net income attributable to non-controlling interest	(1,159)	(29,147)	(17,062)	(161,816)
Adjustment of redeemable limited partners’ capital to redemption amount	—	(48,414)	(26,685)	468,311

Net income (loss) attributable to stockholders	$49,549	$(22,116)	$260,837	$598,675

Calculation of GAAP Earnings (Loss) per Share
Numerator for basic earnings (loss) per share:
Net income (loss) from continuing operations attributable to stockholders	$49,549	$(22,143)	$260,837	$598,119
Net income from discontinued operations attributable to stockholders	—	27	—	556

Net income (loss) attributable to stockholders	$49,549	$(22,116)	$260,837	$598,675

Numerator for diluted earnings (loss) per share:
Net income (loss) from continuing operations attributable to stockholders	$49,549	$(22,143)	$260,837	$598,119
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(468,311)
Net income from continuing operations attributable to non-controlling interest	—	—	—	161,318

Net income (loss) from continuing operations	$49,549	$(22,143)	$260,837	$291,126

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Tax effect on Premier, Inc. net income	—	—	—	(40,154)

Adjusted net income (loss) from continuing operations	$49,549	$(22,143)	$260,837	$250,972

Net income from discontinued operations attributable to stockholders	$—	$27	$—	$556
Net income from discontinued operations attributable to non-controlling interest in Premier LP	—	—	—	498

Adjusted net income from discontinued operations	$—	$27	$—	$1,054

Adjusted net income (loss)	$49,549	$(22,116)	$260,837	$252,026

Denominator for basic earnings (loss) per share:
Weighted average shares	122,341	71,425	116,527	67,035

Denominator for diluted earnings (loss) per share:
Weighted average shares	122,341	71,425	116,527	67,035
Effect of dilutive securities:
Stock options	303	—	301	329
Restricted stock	496	—	376	248
Performance share awards	915	—	328	67
Class B shares outstanding	—	—	—	55,935

Diluted weighted average shares and assumed conversions	124,055	71,425	117,532	123,614

Earnings (loss) per share attributable to stockholders:
Basic earnings (loss) per share attributable to stockholders	$0.41	$(0.31)	$2.24	$8.92
Diluted earnings (loss) per share attributable to stockholders	$0.40	$(0.31)	$2.22	$2.03

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2021	June 30, 2020
Assets
Cash and cash equivalents	$129,141	$99,304
Accounts receivable (net of $2,284 and $731 allowance for credit losses, respectively)	141,447	135,063
Contract assets	267,283	215,660
Inventory	176,376	70,997
Prepaid expenses and other current assets	68,049	97,338

Total current assets	782,296	618,362
Property and equipment (net of $518,332 and $452,609 accumulated depreciation, respectively)	224,271	206,728
Intangible assets (net of $289,912 and $245,160 accumulated amortization, respectively)	396,642	417,422
Goodwill	999,913	941,965
Deferred income tax assets	781,824	430,025
Deferred compensation plan assets	59,581	49,175
Investments in unconsolidated affiliates	153,224	133,335
Operating lease right-of-use assets	48,199	57,823
Other assets	76,948	93,680

Total assets	$3,522,898	$2,948,515

Liabilities, redeemable limited partners’ capital and stockholders’ equity
Accounts payable	$85,413	$54,841
Accrued expenses	48,144	53,500
Revenue share obligations	226,883	145,777
Limited partners’ distribution payable	—	8,012
Accrued compensation and benefits	100,713	73,262
Deferred revenue	34,058	35,446
Current portion of tax receivable agreements	—	13,689
Current portion of notes payable to members	95,948	—
Line of credit and current portion of long-term debt	78,295	79,560
Other current liabilities	47,330	31,987

Total current liabilities	716,784	496,074
Long-term debt, less current portion	5,333	4,640
Tax receivable agreements, less current portion	—	279,981
Notes payable to members, less current portion	298,995	—
Deferred compensation plan obligations	59,581	49,175
Deferred tax liabilities	—	17,508
Deferred consideration, less current portion	56,809	112,917
Operating lease liabilities, less current portion	43,102	52,990
Other liabilities	112,401	75,658

Total liabilities	1,293,005	1,088,943

Commitments and contingencies
Redeemable limited partners’ capital	—	1,720,309
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 122,533,051 and 71,627,462 shares issued and outstanding at June 30, 2021 and June 30, 2020, respectively	1,225	716
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 0 and 50,213,098 shares issued and outstanding at June 30, 2021 and June 30, 2020, respectively	—	—
Additional paid-in capital	2,059,194	138,547
Retained earnings	169,474	—

Total stockholders’ equity	2,229,893	139,263

Total liabilities, redeemable limited partners’ capital and stockholders’ equity	$3,522,898	$2,948,515

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended June 30,
	2021	2020
Operating activities
Net income	$304,584	$292,180
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	—	(1,054)
Depreciation and amortization	121,062	152,827
Equity in net income of unconsolidated affiliates	(21,073)	(12,537)
Deferred income taxes	(83,692)	67,980
Stock-based compensation	35,425	20,706
Remeasurement of tax receivable agreement liabilities	—	(24,584)
Impairment of held to maturity investments	—	8,500
Loss (gain) on FFF put and call rights	27,352	(4,690)
Other	9,358	853
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventories, prepaid expenses and other assets	(68,008)	(121,735)
Contract assets	(51,685)	(8,205)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	134,079	(30,353)

Net cash provided by operating activities from continuing operations	407,402	339,888
Net cash provided by operating activities from discontinued operations	—	9,636

Net cash provided by operating activities	$407,402	$349,524

Investing activities
Purchases of property and equipment	$(88,876)	$(94,397)
Acquisition of businesses, net of cash acquired	(84,463)	(121,640)
Proceeds from sale of assets	—	3,632
Other	(1,229)	(9,917)

Net cash used in investing activities	$(174,568)	$(222,322)

Financing activities
Payments made on notes payable	$(50,713)	$(2,419)
Proceeds from credit facility	225,000	400,000
Payments on credit facility	(225,000)	(350,000)
Distributions to limited partners of Premier LP	(9,949)	(48,904)
Payments to limited partners of Premier LP related to tax receivable agreements	(24,218)	(17,425)
Cash dividends paid	(92,898)	—
Repurchase of Class A common stock (held as treasury stock)	—	(150,093)
Payments on deferred consideration related to acquisition of business	(29,217)	—
Other	3,998	(112)

Net cash used in financing activities	$(202,997)	$(168,953)

Net increase (decrease) in cash and cash equivalents	29,837	(41,751)
Cash and cash equivalents at beginning of year	99,304	141,055

Cash and cash equivalents at end of period	$129,141	$99,304

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Year Ended June 30,
	2021	2020
Net cash provided by operating activities from continuing operations (a)	$407,402	$427,183
Purchases of property and equipment	(88,876)	(94,397)
Distributions to limited partners of Premier LP	(9,949)	(48,904)
Payments to limited partners of Premier LP related to tax receivable agreements	(24,218)	(17,425)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (b)	(44,024)	—

Free Cash Flow	$240,335	$266,457

(a)

Net cash provided by operating activities from continuing operations excludes the impact of the prepaid contract administrative fee share for one-time rebates to certain Acurity, Inc. members, as agreed to by Acurity, Inc. prior to entering into the Purchase Agreement, which was excluded from the purchase price of the Acurity and Nexera asset acquisition.

(b)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring are presented in our Consolidated Statement of Cash Flows under “Payments made on notes payable.” The company paid $51.3 million to members including imputed interest of $7.3 million which is included in net cash provided by operating activities from continuing operations.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net income from continuing operations	$50,708	$55,400	$304,584	$291,126
Interest and investment loss, net	3,222	1,464	11,964	11,313
Income tax expense (benefit)	10,937	14,225	(53,943)	92,561
Depreciation and amortization	20,405	21,607	76,309	97,297
Amortization of purchased intangible assets	10,889	16,582	44,753	55,530

EBITDA	96,161	109,278	383,667	547,827
Stock-based compensation	7,945	1,774	35,915	21,132
Acquisition and disposition related expenses	3,206	3,056	18,095	19,319
Remeasurement of tax receivable agreement liabilities	—	—	—	(24,584)
Loss (gain) on FFF put and call rights	5,731	3,787	27,352	(4,690)
Other expense, net	3,419	1,595	8,201	5,036

Adjusted EBITDA	$116,462	$119,490	$473,230	$564,040

Income before income taxes	$61,645	$69,625	$250,641	$383,687
Equity in net income of unconsolidated affiliates	(5,050)	(1,499)	(21,073)	(12,537)
Interest and investment loss, net	3,222	1,464	11,964	11,313
Loss (gain) on FFF put and call rights	5,731	3,787	27,352	(4,690)
Other income	(1,800)	(6,148)	(11,967)	(4,153)

Operating income	63,748	67,229	256,917	373,620
Depreciation and amortization	20,405	21,607	76,309	97,297
Amortization of purchased intangible assets	10,889	16,582	44,753	55,530
Stock-based compensation	7,945	1,774	35,915	21,132
Acquisition and disposition related expenses	3,206	3,056	18,095	19,319
Remeasurement of tax receivable agreement liabilities	—	—	—	(24,584)
Equity in net income of unconsolidated affiliates	5,050	1,499	21,073	12,537
Deferred compensation plan income	3,514	6,388	12,745	3,904
Other expense, net	1,705	1,355	7,423	5,285

Adjusted EBITDA	$116,462	$119,490	$473,230	$564,040

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$128,330	$123,216	$467,868	$570,298
Performance Services	22,550	26,305	132,225	111,282
Corporate	(34,418)	(30,031)	(126,863)	(117,540)

Adjusted EBITDA	$116,462	$119,490	$473,230	$564,040

Net income (loss) attributable to stockholders	$49,549	$(22,116)	$260,837	$598,675
Adjustment of redeemable limited partners’ capital to redemption amount	—	48,414	26,685	(468,311)
Net income attributable to non-controlling interest	1,159	29,147	17,062	161,816
Income from discontinued operations, net of tax	—	(45)	—	(1,054)
Income tax expense (benefit)	10,937	14,225	(53,943)	92,561
Amortization of purchased intangible assets	10,889	16,582	44,753	55,530
Stock-based compensation	7,945	1,774	35,915	21,132
Acquisition and disposition related expenses	3,206	3,056	18,095	19,319
Remeasurement of tax receivable agreement liabilities	—	—	—	(24,584)
Loss (gain) on FFF put and call rights	5,731	3,787	27,352	(4,690)
Other expense	5,393	1,595	15,519	5,036

Adjusted income before income taxes	94,809	96,419	392,275	455,430
Income tax expense on adjusted income before income taxes	20,858	25,069	86,301	118,412

Adjusted Net Income	$73,951	$71,350	$305,974	$337,018

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to stockholders	$49,549	$(22,116)	$260,837	$598,675
Adjustment of redeemable limited partners’ capital to redemption amount	—	48,414	26,685	(468,311)
Net income attributable to non-controlling interest	1,159	29,147	17,062	161,816
Income from discontinued operations, net of tax	—	(45)	—	(1,054)
Income tax expense (benefit)	10,937	14,225	(53,943)	92,561
Amortization of purchased intangible assets	10,889	16,582	44,753	55,530
Stock-based compensation	7,945	1,774	35,915	21,132
Acquisition and disposition related expenses	3,206	3,056	18,095	19,319
Remeasurement of tax receivable agreement liabilities	—	—	—	(24,584)
Loss (gain) on FFF put and call rights	5,731	3,787	27,352	(4,690)
Other expense, net	5,393	1,595	15,519	5,036

Adjusted income before income taxes	94,809	96,419	392,275	455,430
Income tax expense on adjusted income before income taxes	20,858	25,069	86,301	118,412

Adjusted Net Income	$73,951	$71,350	$305,974	$337,018

Weighted average:
Common shares used for basic and diluted earnings per share	122,341	71,425	116,527	67,035
Potentially dilutive shares	1,714	—	1,005	644
Conversion of Class B common units	—	—	—	55,935

GAAP weighted average shares outstanding – diluted	124,055	71,425	117,532	123,614
Conversion of potentially dilutive shares	—	594	—	—
Conversion of Class B common units	—	50,380	5,638	—

Weighted average shares outstanding – diluted	124,055	122,399	123,170	123,614

GAAP earnings (loss) per share	$0.41	$(0.31)	$2.24	$8.93
Adjustment of redeemable limited partners’ capital to redemption amount	—	0.68	0.23	(6.99)
Net income attributable to non-controlling interest	0.01	0.41	0.15	2.41
Income from discontinued operations, net of tax	—	—	—	(0.02)
Income tax expense (benefit)	0.09	0.20	(0.46)	1.38
Amortization of purchased intangible assets	0.09	0.23	0.38	0.83
Stock-based compensation	0.06	0.02	0.31	0.32
Acquisition and disposition related expenses	0.03	0.04	0.16	0.29
Remeasurement of tax receivable agreement liabilities	—	—	—	(0.37)
Loss (gain) on FFF put and call rights	0.05	0.05	0.23	(0.07)
Other expense, net	0.04	0.02	0.13	0.08
Impact of corporation taxes	(0.17)	(0.35)	(0.74)	(1.77)
Impact of dilutive shares	(0.01)	(0.41)	(0.15)	(2.29)

Adjusted EPS	$0.60	$0.58	$2.48	$2.73